Exhibit 10.10

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIS MASTER SERVICES AGREEMENT (this “Agreement”) is made on September 25, 2015 and made between:

(1)	FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED of Belasis Avenue, Billingham, TS23 1LH, UK (“Fujifilm”); and

(2)	Checkmate Pharmaceuticals Inc. of 1 Broadway, 14th floor, Cambridge, MA 02142, USA (“Checkmate”, and Checkmate and Fujifilm referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS

(A)	Checkmate wishes Fujifilm to carry out Programmes in relation to Products.

(B)	It is intended that such Programmes shall be carried out under the terms of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation:

1.1	Definitions.

Affiliate	In relation to any Party to this Agreement, any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with such Party and “control” shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation, contract or otherwise.

Apparent Defect	a defect which is readily detectable by Checkmate in the course of it undertaking all reasonable tests on any Batch on delivery using the same criteria and extent of inspection as used for Disposition to establish if a Batch is a Non-conforming Balch.

Applicable Law	The laws, statutes, rules, regulations, or other legal requirements that may be In effect from time to time in England and Wales and directly apply to a Programme.

Authorised Third Party	Any of a Party’s Affiliates, agents or representatives or any subcontractor to which work is subcontracted under the Programme ln accordance with Clause 12.2.

Background Intellectual Property

Any Intellectual Property owned by or in the possession of a Party (and to which that Party has the necessary rights):

(a)   at or prior to the Effective Date: or

(b)   thereafter either (i) acquired independently of a Programme or (ii) developed independently of a Programme by any employee of that Party without use of or reference to any of the Confidential Information disclosed by the other Party.

Batch	The quantity of Product derived from a single run of the Process.

Batch Cancellation Fee	The fee calculated pursuant to Schedule A payable on cancellation of an individual cGMP Batch or cGMP Batches in a multi-Batch campaign.

Batch Records or Batch Manufacturing Records BMR	Any or all of the Master Batch Record, the Issued BMRs or Executed BMRs as the context dictates.

Business Day	A day on which the banks in London, United Kingdom and Cambridge, Massachusetts are open for trading.

Campaign	The manufacturing undertaken during a Programme from start of manufacture to its completion, including any associated set-up, inter-Batch and post-manufacturing activities in the manufacturing facility. A Campaign is expressed by the number of Batches to be manufactured.

Campaign Cancellation Fee	The fee calculated pursuant to Schedule A payable on cancellation of an entire Campaign.

Cell Bank	A research cell bank, master cell bank and/or working cell bank produced during a Programme, and/or a research cell bank, master cell bank and/or working cell bank delivered to Fujifilm by Checkmate to enable Fujifilm to carry out a Programme.

cGMP or GMP	Current Good Manufacturing Practice as defined in the Rules and Guidance for Pharmaceutical Manufacturers and Distributors 2015 part II: Basic Requirements for Active Substances used as Starting Materials, and ICHQ7 - as incorporated in the Federal Register volume 66 No 186 (ICHQ7), EudraLex “The rules governing medicinal products in the European Union” Volume 4: Good manufacturing practice (GMP) Guidelines (the “EU GMP Guide”) including relevant Annexes, 21 CFR parts 11, 210, 211, 600, and 610, the ICH Quality Guidelines, and any other guidance, directives, regulations, and guidelines published by the European Commission, the U.S. Food and Drug Administration, or any other Regulatory Authority, each as may be amended from time to time

cGMP Batch	A Batch identified in a Scope of Work which is intended to be or has been manufactured during a Manufacturing Stage and subject to Disposition m each case in accordance with cGMP.

Change Order	A document detailing changes to the Agreement and/or a Programme agreed and signed by both Parties.

Commencement Date	11th of September, 2015.

Commercially Reasonable Efforts	With respect to the activities pursuant to a Programme, the efforts and resources used by a reputable biopharmaceutical contract manufacturing organisation for drug substances of similar nature, complexity and developmental stage.

Completion	Completion of a Programme as defined in Clause 2.2.

Confidential Information	Any technical and commercial information relating to a Programme and any other information of a confidential nature disclosed (whether disclosed in writing, verbally, by way of sample or by any other means and whether directly or indirectly and whether disclosed before or after the Commencement Date) by either Party (“the Disclosing Party”) to the other (“the Receiving Party”), including and without limitation any information relating to the Disclosing Party s business affairs. New Intellectual Property shall be deemed to be Confidential Information disclosed by the owning Party.

Conforming Batch	A cGMP Batch which: (i) has been produced in accordance with cGMP; and (ii) meets the Product Specification.

Consumable	A consumable item intended for use in the Programme. Consumable items include, without limitation, reagents (including analytical reagents), raw materials, packaging components, chromatography resins, filters, filtration membranes, media, buffer bags, refold bags, tubing, hoses, disposable analytical test kits, in-process measurement probes, columns (including analytical columns) and disposable containers.

Disposition	The Stage during or process by which all documentation (including Executed BMRs) related to cGMP manufacture of each Batch is reviewed.

Drug Product	The final dosage form which contains Product in association with other active or inactive ingredients.

Executed Batch Manufacturing Record or Executed BMR	The completed batch record production Instruction.

Facility	Fujifilm s development and manufacturing facility at Belasis Avenue, Billingham, UK.

Force Majeure	Any cause beyond the reasonable control of the Party in question which for the avoidance of doubt and without prejudice to the generality of the foregoing shall include governmental actions (but excluding governmental action in response to a Party’s failure to comply with cGMP or Applicable Law), war, riots, terrorism, civil commotion, fire, flood, epidemic, labour disputes (excluding labour disputes involving the work force or any part thereof of the Party in question), restraints or delays affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, currency restrictions, illness affecting a material number of the Programme team and act of God, but shall not include failure of Drug Product in clinical trials or failure of Drug Product to gain regulatory approval.

Fujifilm Factor

Failure by Fujifilm to:

(i) carry out the applicable Programme using Commercially Reasonable Efforts; or

(ii)  carry out a Manufacturing Activity in accordance with cGMP (to the extent applicable) and Applicable Law; or

(iii)  carry out a Manufacturing Activity in accordance with the Process Specifications, the Master Batch Record or the Issued BMRs.

For the avoidance of doubt, a failure which results from discovery of a factor which affects the Process or production of a Product which was not known and could not reasonably have been known at the execution of the applicable Programme shall not be considered to be a Fujifilm Factor.

Fujifilm Quality	The function within Fujifilm responsible for approval of all cGMP documentation, including without limitation, the Process Specification, the QC Document, the Master Batch Records, the Issued BMR, standard operating procedures and analytical methods and for carrying out Disposition.

Gross Negligence	Any act of failure to act committed by any person, entity or Party which, in addition to constituting negligence, is such a wanton and reckless act or omission that it constitutes utter disregard for harmful, foreseeable and avoidable consequences but shall not include an error of judgement or mistake made in good faith.

Intellectual Property	All know-how, inventions, discoveries, devices, data, patents, designs, copyrights, or other industrial or intellectual property and all applications therefor.

Intermediate	Qbeta dimer that is manufactured by Fujifilm as a process intermediate.

Issued Batch Manufacturing Record or Issued BMR	The batch record Instruction issued from the Master Batch Record for completion in production.

Latent Defect	a defect which was not apparent on Disposition and which results in Product being Non-Conforming Product other than an Apparent Defect

Manufacturing Activity	The Stages of a Programme identified in the applicable Scope of Work during which activity associated with cGMP manufacture of Product or Intermediate is intended to take place, including cGMP preparation stages, the Manufacturing Stage(s), Disposition and reporting.

Manufacturing Period	The period scheduled for a Manufacturing Stage to be earned out by Fujifilm.

Manufacturing Stage	A Stage of a Programme identified in the applicable Scope of Work during which production of a cGMP Batch or cGMP Batches is intended to take place, including pre- and post-manufacturing cleaning of the Facility as well as cleaning required between Batches (if any), but excluding any activities in preparation of said production activities (including without limitation ordering of Consumables or preparation of Master Batch Records}, Disposition and reporting.

Master Batch Record	The document which sets out in detail the master production instructions as defined in sections 6.4 and 6.5 of the Rules and Guidance for Pharmaceutical Manufacturers and Distributors Part II: Basic Requirements for Active Substances Used as Starting Materials.

Modification	A modification to the Facility or to equipment (including Process-specific qualification and installation of existing equipment) required in order to site a Process in the Facility as detailed in the applicable Scope of Work or Change Order.

New Intellectual Property	Intellectual Property conceived, made or discovered by Fujifilm during and as a result of a Programme under this Agreement, or which contains or otherwise utilizes Confidential Information received from Checkmate.

Non-Conforming Batch	A cGMP Batch which: (i) has not been produced in accordance with cGMP; and/or (ii) does not meet the Product Specification.

Non-Manufacturing Activity	All Stages of a Programme identified in the applicable Scope of Work, other than the Manufacturing Activities.

Process	A process for manufacture of a Product.

Process Specification	The document which defines the Process, including any critical processing parameters.

Process Demonstration Stage	A Stage of a Programme identified in the applicable Scope of Work during which a proving run or scale-up or large-scale demonstration of the Process is intended to take place.

Process-Specific Consumable	A Consumable which is required to operate the Process and which is specific to the Process or a Consumable which is required in such large volumes as would not be possible for Fujifilm to consume during other manufactures and/or within the shelf life of such Consumable.

Process-Specific Equipment	An item of equipment which is required to operate the Process and which is specific to the Process.

Product	The compound or molecule which is the subject of a Programme as identified in the applicable Scope of Work.

Product Specification	The specification for Product to be manufactured during a Manufacturing Stage set out in the QC Document.

Programme	A programme of work to be carried out by Fujifilm under this Agreement as set out in the applicable Scope(s) of Work together with any additional work which the Parties agree to add using a Change Order.

QC Document	The document which sets out the Product Specification, the schedule for the taking of samples for quality control purposes, details of any subcontract laboratories to be utilised and the final Product label.

Quality Agreement

The document agreed by the Parties prior to commencement of any cGMP activities {including preparation for Cell Bank manufacture) which sets out:

(i) the mutually agreed quality standards applicable for the manufacture of Cell Banks, any Intermediate and Product in accordance with cGMP; and

(ii)  the roles and responsibilities of each Party’s personnel in relation to quality matters.

Regulatory Authority(ies)	The U.S. Food and Drug Administration, the European Medicines Agency, or any equivalent governmental regulatory body which the Parties agree in writing, or any successor entity thereto.

Scope of Work or SoW	The document setting out in detail the work to be undertaken during a Programme.

Shelf Life	The most recent shelf life of any Product as amended from time to time by Checkmate by notice to Fujifilm as calculated from the stability tests in accordance with the relevant SoW, Checkmate acting reasonably at all times in relation to the notification of such timescale and provided that Fujifilm shall not be obliged to commit to a shelf life which is longer than currently accepted industry standard.

Special Waste	Waste or effluent which is required to be collected in a special container for external disposal as detailed in the applicable Scope of Work or Change Order.

Stage	A stage of a Programme.

Subcontracted Work	Work subcontracted by Fujifilm under Clause 12.2 and the cost of delivery of material to and from such contractors.

Third Party	Any person other than the Parties to this Agreement or their respective Affiliates.

Wilful Misconduct	A deliberate act or omission that deviates from a reasonable course of action or from any provision of this Agreement that is done or omitted to be done with knowledge of or conscious indifference or intent to the harmful, avoidable and reasonably foreseeable consequences.

1.2

Interpretation. References in this Agreement to “Schedules” refer to the Schedules incorporated into this Agreement. To the extent that there is conflict between or ambiguity relating to, on the one hand, any or all of the Schedules and, on the other, the remainder of this Agreement, the wording of the remainder of this Agreement shall prevail, representing the Parties’ revised position at the date of signature hereof. References to Sections and Clauses are references to sections and clauses in this Agreement unless specified otherwise.

2.	Performance of Programmes

2.1	Conduct of Programmes.

(a)

Fujifilm shall carry out each Programme in accordance with cGMP (as applicable) and Applicable Law, and using Commercially Reasonable Efforts. For the avoidance of doubt, it shall not be considered a breach of this Agreement by Fujifilm if an objective of a Programme is not achieved so long as Fujifilm has complied with its obligations set out in this Clause 2.1. The Parties acknowledge that, having regard to the fact that the work to be performed hereunder is by its nature developmental, Fujifilm cannot and consequently does not guarantee to Checkmate the achievement of a successful outcome for a Programme.

(b)

Each Scope of Work contains certain key assumptions which need be met in order for Fujifilm to carry out the relevant Programme. Fujifilm also assumes that Checkmate will cooperate and perform its obligations under this Agreement, the Quality Agreement and each Scope of Work in a timely manner, that no event outside the control of Fujifilm will occur, including, without limitation, Force Majeure and that there are no changes to any Applicable Laws. Consequently, if actual circumstances differ from the key assumptions set out in the relevant Scope of Work or as referred to in this Clause 2.1(b) or if such assumptions cannot be met at all or in a timely fashion, the work carried out under the relevant Programme will require change which may also cause a change in the payments applicable to such Programme.

(c)

It Is Intended that Programmes will be subject to a separate, numbered, Scope of Work (being “Scope of Work #1”, “Scope of Work #2”, etc.). A Programme may be subject to a single or multiple Scopes of Work. It is intended that each Scope of Work shall be signed by both Parties once its terms are agreed and, on signature, the Scope of Work shall be subject to the terms of this Agreement. In case of any conflict of the provisions set forth in any Scope of Work and the provisions of this Agreement, this Agreement shall prevail to the extent of the conflict.

(d)	Where a Scope of Work identifies that certain raw materials are to be supplied by Checkmate to Fujifilm, Checkmate warrants that:

(i)	it shall supply such materials in a timely manner when required by Fujifilm or as specified in the SoW,

(ii)	it shall supply the quantities required by Fujifilm;

(iii)	such materials shall conform to the relevant specification.

Fujifilm shall have no liability for any failure to perform or delay in performing its obligations under this agreement to the extent such failure or delay is caused or contributed to by Checkmate’s failure to comply with this Clause.

2.2	Completion. A Programme shall be complete when all Stages have been completed.

2.3

Information Exchange. The Parties shall conduct regular information exchanges in a manner to be agreed between the Parties to enable ongoing review of each Programme and its continuation. For each Programme, each Party shall nominate a key point of contact for such information exchange.

2.4	Change Orders. The Parties may agree to vary a Programme, provided that such variation is made in writing in a Change Order. The Parties recognise that, if:

(a)	additional or different work to that specified in a Scope of Work is required, including the production of additional Batches (other than as a result of a Fujifilm Factor under Clause 2.8(d)(iv); or

(b)	there is a delay to a Programme for any reason; or

(c)	actual circumstances differ from the key assumptions set out in a Scope of Work or as referred to in Clause 2.1(b) or if such assumptions cannot be met at ail or in a timely fashion,

the work carried out under the relevant Programme will require changes which may also cause a change in the payments set out in the applicable Scope of Work. A Change Order shall not amend or modify the provisions given in this Agreement or the Quality Agreement unless such change of this Agreement or the Quality Agreement is expressly agreed in writing between Checkmate and Fujifilm. In case of any conflict of the provisions set forth in any Change Order and the provisions of this Agreement, this Agreement shall prevail to the extent of the conflict.

2.5

Delays. If delays in the agreed commencement or performance of a Programme occur because of Checkmate’s request or inability to supply Fujifilm with any agreed information or materials (including those referred to in Clause 2.1(d)) required to begin or perform the Programme within thirty (30) days of such agreed time, Fujifilm may reallocate resources being held for performance of the Programme without incurring liability to Checkmate. In addition, in such event Fujifilm shall be relieved of its obligation to perform the Programme as set forth in the Scope of Work except that upon such delay being removed or remedied, Fujifilm will use Commercially Reasonable Efforts to allocate resources to performance of the Programme as set forth in the Scope of Work. Notwithstanding the foregoing, if Checkmate requests a delay to a Programme, or due to wilful action or inaction, causes a delay to the Programme, in either case which causes or will cause Fujifilm to be unable to carry out a Manufacturing Stage during the applicable Manufacturing Period, then the Campaign Cancellation Fee shall be payable by Checkmate. If it would be possible to carry out some but not all of the cGMP Batches scheduled during such Manufacturing Stage during the Manufacturing Period, then the Batches which cannot be carried out during the Manufacturing Period shall be deemed cancelled and the Batch Cancellation Fee shall be payable in relation thereto by Checkmate. The Batch Cancellation Fee or the Campaign Cancellation Fee, as applicable, shall be calculated by reference to the date on which notice was given by Checkmate, if such notice is given, or the date on which the delay becomes apparent.

2.6	Cancellation of Batches or Campaigns.

(a)

Checkmate may cancel one or more Batches comprising a Manufacturing Stage subject to payment of the Batch Cancellation Fee in consideration for technical consultancy in relation to such cancellation. For the avoidance of doubt, Checkmate may not cancel any Batch which has commenced manufacture. Notwithstanding the foregoing, if Checkmate cancels all Batches in a Campaign, the applicable Campaign shall be deemed to have been cancelled by Checkmate under Clause 2.6(b), unless the Parties agree otherwise in writing.

(b)	Checkmate may cancel a Campaign subject to payment of the applicable Campaign Cancellation Fee in consideration for technical consultancy in relation to such cancellation.

2.7	Regulatory Assistance.

(a)

During each Programme and following Completion, Fujifilm will offer reasonable assistance to Checkmate in respect of Checkmate’s regulatory filing activities for the applicable Drug Product or Process, subject to payment by Checkmate of a reasonable commercial rate for such assistance and Fujifilm’s reasonable expenses. No advice or assistance given by Fujifilm shall be deemed to be or construed as a guarantee that a Drug Product will receive regulatory approval. Fujifilm will provide one electronic (PDF) copy of any documents which may be reasonably required by Checkmate in support of such regulatory filing activities. If Checkmate requires copies of the laboratory notebooks, provision of these will be subject to agreement of an additional fee associated with copying.

(b)

Checkmate shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to each Programme, any Intermediate and any Product and/or Drug Product, provided that Fujifilm shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to (i) the Facility; (ii) Fujifilm’s quality systems; (iii) any requirement imposed on Fujifilm by a Regulatory Authority or (iv) any other commitments made by Fujifilm prior to the commencement dale of the applicable Programme which have an impact on a Programme and Intermediate and any Product and/or Drug Product (each a “Fujifilm Regulatory Responsibility”), Checkmate shall therefore consult with Fujifilm in relation to the Chemistry, Manufacturing and Controls (CMC) section of any submissions to Regulatory Authorities before submission to such Regulatory Authorities and Checkmate shall not make any change to its regulatory filings, including without limitation its lnvestigational New Drug application (IND), which may have an Impact on any Fujifilm Regulatory Responsibility without prior agreement with Fujifilm.

2.8	Quality Matters.

(a)

As soon as possible following execution of this Agreement and in any case prior to commencement of cGMP activity (including production of Cell Banks), the Parties shall execute the Quality Agreement. In case of any conflict of the provisions set forth in the Quality Agreement and the provisions of this Agreement, this Agreement shall prevail to the extent of the conflict. Each Party shall fulfil its responsibilities as set out in the Quality Agreement.

(b)

Checkmate may carry out an annual audit in accordance with the provisions of the Quality Agreement. Additional audits (other than “for cause” audits) may be carried out subject to payment of Fujifilm’s costs and expenses and subject to a commercial rate to be agreed.

(c)

Fujifilm Quality and Checkmate will review, approve and sign the Product Specification, the QC Document, the Process Specification and batch manufacturing records in each case generated by Fujifilm. During the GMP Manufacturing Stage and Disposition, Fujifilm Quality will inform Checkmate of any deviations and any out of specification reports within the period from discovery specified in the Quality Agreement. Any deviations determined to affect product quality will be identified as non-conformance reports. It is understood that only NCRs and OOS which have an adverse effect on the quality of Product will be taken into consideration in determining whether a Batch is a Conforming Batch or a Non-Conforming Batch. In the absence of any NCR or OOS which has an adverse effect on the quality of Product, Fujifilm Quality will complete Disposition, issue a certificate of analysis and a cGMP compliant statement.

(d)	The following provisions shall apply if during Disposition, it is ascertained that a cGMP Batch produced during a Manufacturing Stage is a Non-Conforming Batch:

(i)

The Non-Conforming Batch shall not be delivered lo Checkmate, unless Checkmate requests it. If Checkmate requests delivery of the Non-Conforming Batch, Fujifilm shall deliver such Non-Conforming Batch in accordance with Clause 4.1.

(ii)	If Checkmate does not wish to take delivery of the Non-Conforming Batch, and Checkmate wishes to continue the applicable Programme, Fujifilm shall use Commercially Reasonable Efforts to either:

(1)	rework or reprocess the Non-Conforming Balch in accordance with cGMP, provided that Checkmate consents to such rework or reprocessing; or

(2)	manufacture a further cGMP Batch.

(iii)	The following provisions shall apply if the Non-Conforming Batch arose other than as a result of a Fujifilm Factor:

(1)

Checkmate shall be obliged to make payment for the applicable Manufacturing Stage and Disposition as set out in the Scope of Work and such Manufacturing Stage and Disposition shall be deemed to have been completed in accordance with the Scope of Work.

(2)

If Checkmate wishes Fujifilm to carry out additional work under the Programme, such additional work, including the rework or reprocessing of the Non-Conforming Batch or further manufacture referred to in Clause 2.8(d)(li), shall be carried out as soon as reasonably practicable and subject to agreement of the price payable in respect of such rework, reprocessing or further manufacture, such agreement to be recorded in a Change Order.

(iv)	The following provisions shall apply if the Non-Conforming Batch arose as a result of a Fujifilm Factor:

(1)

If Checkmate wishes to take delivery of the Non-Conforming Batch under Clause 2.8(d)(i), the Parties shall agree a reduction in the consideration payable under the Scope of Work in respect of the applicable Manufacturing Stage, such agreement being recorded in a Change Order and such Manufacturing Stage and Disposition shall be deemed to be completed on signature thereof unless otherwise agreed; or

(2)

If Checkmate does not wish to take delivery of the Non-Conforming Batch under Clause 2.8(d)(i), rework or reprocessing of the Non-Conforming Batch, provided that Checkmate consents to such rework or reprocessing, or manufacture of a further cGMP Batch under Clause 2.8(d)(ii) shall be undertaken at Fujifilm’s cost and expense and as soon as reasonably practicable.

(e)

The following provisions of this clause 2.8(e) shall apply if (a) within two (2) months after the date of delivery under this Agreement of a cGMP Batch by Fujifilm to Checkmate, Checkmate identifies an Apparent Defect; or (b) if during the Shelf Life of a cGMP Batch Checkmate identifies a Latent Defect in such cGMP Batch:

(i)	Checkmate shall notify Fujifilm within ten (10) Business Days of such finding in writing.

(ii)	The Parties shall cooperate in good faith and without undue delay

(1)

to either confirm or rebut Checkmate’s finding that there is an Apparent Defect or a Latent Defect (as applicable) in the cGMP Batch delivered such confirmation or rebuttal to be assessed against the Disposition criteria set out in the relevant Quality Agreement; and

(2)	to evaluate whether the Non-Conforming Batch was Non-Conforming at the time of delivery; and

(3)	to evaluate the cause of the defect and whether the Non-Conforming Batch arose as a result of a Fujifilm Factor.

(iii)

If a dispute arises between the Parties and the Parties cannot come to mutual agreement as to whether the Batch is a Non-Conforming Batch or to any of the Clauses under 2.8(e)(ii), Clause 18 of this Agreement shall apply.

(iv)

If the cGMP Batch delivered is confirmed to be a Non-Conforming Batch as a result of a Fujifilm Factor either by Fujifilm and Checkmate reaching agreement or by the resolution of any dispute pursuant to Clause 2.8(e)(iii), Fujifilm shall manufacture a further cGMP Batch at Fujifilm’s cost and expense and as soon as reasonably practicable (0 In the absence of any notification from Checkmate pursuant to Clause 2.8(e) the relevant cGMP Batch shall be deemed to be in conformance in all respects with this Agreement.

(f)

The Parties acknowledge that the manufacture of any Intermediate manufactured is an integral part of the Process and that Fujifilm’s obligations and warranties under this Agreement relate to the Product into which the Intermediate is intended to be incorporated. Without prejudice to its obligations with respect to the Product and the Process, Fujifilm shall not have any obligations under this Agreement with respect to an Intermediate in isolation from the Product or Process concerned

2.9

Document Review. Review and/or approval of the final version of each document produced under this Agreement shall be within seven (7) Business Days of receipt by Checkmate, unless otherwise agreed in a Scope of Work or otherwise, or within three (3) Business Days of receipt by Checkmate (unless otherwise agreed by the Parties in a Scope of Work or otherwise) with respect to documents that are on the critical path for keeping the timelines agreed upon in a Scope of Work, provided that Fujifilm has provided Checkmate with notice that such documents will be delivered for review and approval by Checkmate such notice to be given in advance as soon as ‘is reasonably practicable prior to the date of delivery and for critical path documents in any event no later than ten (10) Business Days prior to the date of delivery. If no response is received from Checkmate within such period, Fujifilm shall be entitled (to the extent permissible under cGMP) to treat such document as having been approved by Checkmate. If a response is received at a later date which necessitates additional or alternative activity, then timelines and costs may be required to be increased under Change Order. The Parties acknowledge and accept that each of them has a key role to play to enable the target dates in the Programme plan in the Scope of Work to be met and consequently shall use Commercially Reasonable Efforts to take such actions as are reasonably necessary in order to achieve the milestones by such dates, including, without limitation, responding promptly, in good faith, and in accordance with any mutually agreed document review schedule to any query raised or document issued by the other Party.

2.10

Records. Fujifilm shall retain all records relating to the Programme, including any laboratory notebooks, during the term of this Agreement and for ten (10) years after termination or expiration of this Agreement, or such longer period as may be required by Applicable Law. Checkmate shall have the right to receive copies of, use and reference any such records, including any documentation, reports, batch records, and the like generated by Fujifilm in the performance of the Programme or the manufacture of a Product (“Programme Documentation”) for the development, manufacture, registration, and commercialization of a Product and other products based on Checkmate’s technology platform by Checkmate or its licensees.

2.11	Provision of Safety Information.

(a)

Checkmate will supply information reasonably requested by Fujifilm to enable Fujifilm to assess safe handling of Product and Intermediates by completing the Fujifilm “API Assessment form”. Checkmate will provide any new or updated information related to safe handling to Fujifilm as soon as reasonably practicable (and in any case within two (2) weeks) if any new or updated information becomes available.

(b)

Checkmate will supply to Fujifilm a Materials Safety Data Sheet (“MSDS”) for Product and Intermediates which meets current guidelines prior to delivery of any Product, including samples. Checkmate will provide an updated version of such MSDS within two (2) weeks of one being available either due to updated information or a change in the relevant guidelines.

3.	Payments

3.1	Consideration. In consideration for research and development and technical consultancy during the Programme, Checkmate shall pay to Fujifilm the amounts and at the times set out in the Scope of Work.

3.2	Excluded Items. The sums set out in a Scope of Work do not cover:

(a)	Consumables; or

(b)	Subcontracted Work; or

(c)	Process-Specific Equipment (including cost of installation and qualification thereof); or

(d)	Modifications; or

(e)	disposal of Special Waste.

3.3	Additional Charges in Respect of Consumables.

(a)	Process Demonstration Stage Consumables.

(i)

At the time set out in the Scope of Work, Checkmate shall pay to Fujifilm the “Process Demonstration Consumables Advance Payment” set out in the Scope of Work in consideration for technical consultancy in relation to purchase of Consumables intended to be used during the applicable Process Demonstration Stage.

(ii)

On completion of a Process Demonstration Stage, Fujifilm shall calculate the expenditure incurred in respect of Consumables actually used during a Process Demonstration Stage and any Process-Specific Consumables procured for use during such Process Demonstration Stage but not actually used and shall add a sum equivalent to [***] of the expenditure on all such Consumables (except chromatography resins and TFF membranes, in which case the applicable percentage shall be [***]), the aggregate amounts in each case being referred to as “Actual Process Demonstration Expenditure”. If the Actual Process Demonstration Expenditure is greater than the Process Demonstration Consumables Advance Payment, Fujifilm shall issue a further Invoice for technical consultancy in relation to purchase of such Consumables for a sum equivalent to the difference. If the Actual Process Demonstration Expenditure is less than the Process Demonstration Consumables Advance Payment, Fujifilm shall at its option either (i) issue a credit note against the earlier invoice for a sum equivalent to the difference and Checkmate shall offset such amount against any payments then due to Fujifilm; or (ii) make a payment equivalent to the difference to Checkmate within thirty (30) days of Fujifilm undertaking the relevant calculation.

(iii)	Fujifilm will store Process-Specific Consumables until completion of the Programme.

(b)	Manufacturing Stage Consumables.

(i)

At the time set out in the Scope of Work, Checkmate shall pay lo Fujifilm the “Manufacturing Consumables Advance Payment” set out in the Scope of Work in consideration for technical consultancy in relation to purchase of Consumables intended to be used during the applicable Manufacturing Stage.

(ii)

On completion of a Manufacturing Stage, Fujifilm shall calculate the expenditure incurred in respect of Consumables actually used during such Manufacturing Stage and any Process-Specific Consumables procured for use during such Manufacturing Stage but not actually used and shall add a sum equivalent to [***] of the expenditure on all such Consumables (except chromatography resins and TFF membranes, in which case the applicable percentage shall be [***]), the aggregate amounts in each case being referred to as “Actual Manufacturing Expenditure”. If the Actual Manufacturing Expenditure is greater than the Manufacturing Consumables Advance Payment, Fujifilm shall issue a further invoice for technical consultancy in relation to purchase of such Consumables for a sum equivalent to the difference. If the Actual Manufacturing Expenditure is less than the Manufacturing Consumables Advance Payment, Fujifilm shall at its option either (i) issue a credit note against the earlier invoice for a sum equivalent to the difference and Checkmate shall offset such amount against any payments then due to Fujifilm, or (ii) make a payment equivalent to the difference to Checkmate within thirty (30) days of undertaking the relevant calculation.

(iii)	Fujifilm will store Process-Specific Consumables until completion of the Programme.

(c)

Additional Consumables in other Stages. Each month, Fujifilm shall issue an invoice to Checkmate for additional technical consultancy in relation to procurement of additional Consumables used during any other Stage (“Additional Consumables”) during the previous month in amounts equivalent to the expenditure on such Additional Consumables during the previous month plus [***] (except chromatography resins and TFF membranes, in which case the applicable percentage shall be [***]).

3.4

Additional Charges in Respect of Subcontracted Work, Process-Specific Equipment Modifications and Special Waste. Fujifilm shall obtain Checkmate’s approval in writing prior to incurring expenditure on Subcontracted Work, Process-Specific Equipment (including cost of installation and qualification thereof), Modifications or disposal of Special Waste. Fujifilm shall bear such expenditure itself. Fujifilm shall invoice Checkmate for further technical consultancy services provided and any associated expenditure incurred by Fujifilm in respect of the Subcontracted Work, Process-Specific Equipment (including cost of installation and qualification thereof), Modifications or disposal of Special Waste as the case may be in the same amount as the expenditure which Fujifilm incurs in respect of Subcontracted Work, Process-Specific Equipment (including cost of installation and qualification thereof), Modifications and/or disposal of Special Waste, plus a sum equivalent to [***] of such expenditure. Fujifilm shall issue invoices for such technical consultancy services at the time Fujifilm incurs expenditure in respect of the Subcontracted Work, Process-Specific Equipment, Modifications and/or disposal of Special Waste as the case may be.

3.5

Purchase of Process-Specific Consumables and Process-Specific Equipment. Checkmate shall have an option to purchase from Fujifilm such Process-Specific Equipment and/or Process-Specific Consumables purchased by Fujifilm under Clauses 3.3 and 3.4 as remain following completion of the Manufacturing Stage for which such Process-Specific Equipment and/or Process-Specific Consumables were purchased for consideration of one British Pound Sterling (£1) payable at the time of such sale. The option shall be exercised within the earlier of one (1) month following termination of this Agreement or (ii) by mutual agreement not more than twelve (12) months following completion of the Programme for which such Process-Specific Equipment and/or Process-Specific Consumables were purchased (or such other period as is agreed in writing by the Parties). The Parties acknowledge and agree that they may agree different terms to the right to purchase under this Clause where there is a significant opportunity to use the relevant Process-Specific Equipment or Process-Specific Consumables on another Programme. Checkmate shall be responsible for any cost and expense associated with removal of such Process-Specific Equipment and/or Process-Specific Consumables and documenting such sale and such Process-Specific Equipment and/or Process-Specific Consumables shall be delivered Ex Works the Facility (lncoterms 2010). Risk in and title thereto shall pass on delivery. Fujifilm shall be free to use any item(s) of Process-Specific Equipment or Process Specific Consumables in respect of which the option referred to in this Clause 3.5 is not exercised.

3.6

Issue of Invoices. Fujifilm shall issue invoices for the sums set out in the Scope of Work and Clauses 3.3, 3.4 and 3.5 as such sums fall due and Checkmate shall settle Fujifilm’s invoice(s) within [***] calendar days of the date of the relevant invoice. Payment shall be made without deduction, set-off, lien or counterclaim of any nature. Interest shall become due on late payments at [***] the base lending rate of the Bank of England, compounded daily from the date on which payment falls due until the date of payment. Unless within [***] days of the date of invoice, Checkmate has advised Fujifilm in good faith and in writing the specific basis for disputing an invoice, failure to pay an invoice within [***] from the date of invoice may, at Fujifilm’s election, constitute a material breach of this Agreement. In addition to all other remedies available to Fujifilm in the event of a Checkmate default, if Checkmate fads to make payments as required hereunder, Fujifilm may refuse to carry out further work and/or suspend deliveries of Product or provision of reports until Checkmate makes payment and/or provides assurance of further or future payment reasonably satisfactory to Fujifilm.

3.7

Bank Account Details. All amounts payable to Fujifilm under this Agreement shall be paid in Pounds Sterling, without deduction, by authenticated and value dated Swift telegraphic transfer, quoting invoice numbers of payment to:

The Royal Bank of Scotland PLC, Manchester Mosley Street, 36 Mosley Street, Manchester M60 2BE.

Swift [***]

Account number [***] or such other banks as Fujifilm shall notify Checkmate in writing from time to time.

3.8

Taxes. Any payment under this Agreement is exclusive of any Value Added Tax (or other tax) that may apply and shall be paid gross, without deductions or set-offs, whether by way of withholding or other income taxes, and Checkmate shall ensure that such sum is paid to Fujifilm as shall, after deduction of such withholding or other income taxes, be equivalent to the consideration payable under this Agreement If any Value Added Tax shall become due, it shall be for the account of Checkmate.

3.9

Lien. Fujifilm shall have general as well as a particular lien over any property of Checkmate (including Product) whilst it remains in the possession of Fujifilm in respect of any unpaid amount owed by Checkmate to Fujifilm under this Agreement or any other agreement made between the Parties.

4.	Delivery and Storage

4.1

Delivery. Delivery of all material, including any quantity of Product manufactured during the Programme or Process-Specific Equipment and Process-Specific Consumables purchased by Checkmate under Clause 3.5 will be made Ex Works, the Facility (Incoterms 2010) Fujifilm shall notify Checkmate ten (10) Business Days in advance of either (i) the date on which such material is available for collection or, (ii) in the case of any Batch produced during a Manufacturing Stage, the date on which Fujifilm has completed Disposition in respect of such Batch. Risk in and title to all material shall pass on delivery. Fujifilm will co-operate with Checkmate’s chosen supplier with regard to achieving timely and efficient transport matters.

4.2

Storage and Stability Testing. Checkmate shall have an option, exercisable prior to completion of a Manufacturing Stage, to request that Fujifilm store Product and Intermediate and, during such storage, to carry out stability testing on Product subject to written agreement on terms and conditions therefor and the duration of storage, testing intervals and price payable. In the absence of exercise of such option and agreement on the terms of such storage prior to completion of Disposition, Fujifilm shall not be obliged to store Product and delivery shall take place under Clause 4.1. Prior to completion of the applicable Programme, the Parties shall agree what materials generated in the performance of the Programme, including without limitation cell banks, reference samples, retention samples, research and development samples, in-process samples, and any cGMP or non-cGMP Product and Intermediate thereof Fujifilm shall store, or, at Checkmate’s discretion, transfer to Checkmate or an assignee determined by Checkmate. Under no circumstances shall Fujifilm destroy or dispose of any materials without the prior written approval of Checkmate, such approval not to be unreasonably withheld. If Checkmate instructs Fujifilm to store such materials, the storage of such materials shall be subject to the agreement of separate terms and conditions between the Parties, provided, however, that said storage shall be free of charge for [***] following Product Disposition and then by mutual agreement.

5.	Intellectual Property

5.1

Ownership of Background Intellectual Property. Nothing in this Agreement shall affect the ownership by either Party of its Background Intellectual Property or imply any licence to a Party’s Background Intellectual Property unless granted expressly.

5.2

License to Fujifilm Background Intellectual Property. Fujifilm shall not without the prior written approval by Checkmate implement any Fujifilm Background Intellectual Property or Third Party Intellectual Property into a Process. In the event that Fujifilm implements any Fujifilm Background Intellectual Property into a Process without Checkmate’s prior written approval, Fujifilm hereby grants to Checkmate a royalty-free, non-exclusive, worldwide, perpetual, paid up licence, with the right to sublicense over multiple tiers to the extent required to exploit said Process.

5.3

Licence to Intellectual Property for the Programme. Checkmate grants to Fujifilm a nonexclusive, royalty-free licence under Checkmate’s Background Intellectual Property and Checkmate’s New Intellectual Property whilst this Agreement remains in force for the purpose of carrying out the Programme.

5.4	[***].

5.5

Operation of Fujifilm’s Background Intellectual Property by Fujifilm. Nothing in the Agreement (including any patent applications or patents within New Intellectual Property) shall operate to prevent Fujifilm or its Affiliates from operating or otherwise dealing with Fujifilm’s Background Intellectual Property in respect of any chemical or biological entity.

6.	Warranties, Indemnities and Limitation of Liability

6.1	Fujifilm Warranty. Fujifilm warrants that:

(a)

on the Commencement Date, to the best of Fujifilm’s knowledge and belief, the Fujifilm Background Intellectual Property is owned by Fujifilm or Fujifilm is otherwise entitled to use it for the purposes of providing works and services under this Agreement, and during the term of this Agreement Fujifilm shall not do or cause anything to be done in respect of such Background Intellectual Property used in the Programme which would adversely affect their entitlement to use the same for those purposes;

(b)	Fujifilm has the necessary corporate authorisations to enter into this Agreement;

(c)	Fujifilm has the necessary licences and permits to perform the Programme in accordance with cGMP and Applicable Law, and shall maintain such licences and permits for the duration of this Agreement.

6.2	Checkmate Warranty. Checkmate warrants that:

(a)

on the Commencement Date, to the best of Checkmate’s knowledge and belief, Checkmate has the right to supply the Cell Line, the Checkmate Process, the other Checkmate Materials and the Checkmate Background Intellectual Property to Fujifilm and the necessary rights to licence or permit Fujifilm to use the same for the purpose of the Programme and that Fujifilm’s use of the Cell Line, the Checkmate Process, the other Checkmate Materials and the Checkmate Background Intellectual Property in the Programme will not infringe the Intellectual Property rights of any Third Party;

(b)	Checkmate has the necessary corporate authorisations lo enter into this Agreement

6.3

Intellectual Property Indemnity. Each Party (“the First Party”) shall be liable for and indemnify the other (“the Second Party”) against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of any actual or alleged infringement of any Third Party Intellectual Property (an “IP Infringement”) as a result of the Second Party’s use of the Intellectual Property of the First Party in performance of the Programme, provided that the Second Party:

(a)

gives the First Party the sole conduct of the defence to any claim or action in respect of the IP Infringement and does not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except upon the express instructions of the First Party; and

(b)	acts in accordance with the reasonable instructions of the First Party and gives the First Party such assistance as it shall reasonably require in respect of the conduct of such defence.

Notwithstanding the foregoing provisions of this Clause 6.3, the First Party’s liability to indemnify the Second Party shall cease in respect of continuing use by the Second Party of the Intellectual Property of the First Party which is the subject of the IP Infringement following either:

(i)

notification (which shall be given promptly) by the First Party to the Second Party that the Intellectual Property of the First Party is actually or is believed by the First Party to be the subject of an IP Infringement; or

(ii)

the Second Party becoming aware that the Intellectual Property of the First Party is the subject of an IP Infringement; except where the First Party agrees or insists that the Second Party shall continue to use the Intellectual Property of the First Party which is the subject of the IP Infringement.

6.4

Indemnification by Fujifilm. Subject to Clauses 6.7 and 9.3, Fujifilm shall defend, indemnify and hold harmless each of Checkmate, its Affiliates, and their directors, officers, and employees and the successors and permitted assigns of any of the foregoing from and against any Third Party claims, actions, liabilities, costs and expenses (including court costs and legal fees on a full indemnity basis) that Checkmate may suffer arising directly out of (a) [***]; (b) Fujifilm’s use of Fujifilm’s Background Intellectual Property in the performance of the Programme, or (c) [***] provided always that this indemnity shall not apply to any claims, actions, liabilities, costs and expenses (including court costs and legal fees) which are suffered or incurred in connection with any act or omission of Checkmate.

6.5

Indemnification by Checkmate. Checkmate shall defend, indemnify and hold harmless each of Fujifilm, its Affiliates, and their directors, officers, and employees and the successors and permitted assigns of any of the foregoing from and against any Third Party claims, actions, liabilities, costs and expenses (including court costs and legal fees on a full indemnity basis), that Fujifilm may suffer arising directly out of (a) any breach of the warranties given by Checkmate in Clause 6.2 above; or (b) Wilful Misconduct or Gross Negligence of Checkmate or (c) use of any Product or Drug Product by Checkmate or a Third Party following delivery of such Product by Fujifilm provided always that this indemnity shall not apply to any claims, actions, liabilities, costs and expenses (including court costs and legal fees) which are suffered or incurred in connection with any act or omission of Fujifilm.

6.6

Subject to Clause 6.7(e). Fujifilm shall not have any liability to Checkmate whatsoever resulting from, and Checkmate shall fully indemnify Fujifilm against, all claims, suits, actions demands, liabilities, expenses and / or losses (including reasonable legal fees)

brought against or suffered by Fujifilm or its Affiliates or its or their directors, officers and employees and the successors and permitted assigns of any of the foregoing, and against all costs incurred in connection therewith, arising out of or resulting from the use or operation of the Process (or any part of the Process) for production of Product or Intermediate by or on behalf of Checkmate, except to the extent that:

(a)	[***]; or

(b)	[***].

6.7	Limitation of Liability.

(a)

Checkmate’s sole and exclusive remedy In relation to any Non-Conforming Batch arising as a result of a Fujifilm Factor (whether caused by breach of this Agreement or not) is limited to those remedies set out in Clause 2.8(d) and 2.8(e).

(b)	Without prejudice to Clause 6.7(a) above, if Fujifilm fails to perform a Programme (or part thereof) in accordance with Clause 2.1, Fujifilm’s liability to Checkmate shall [***].

(c)

Subject to Clause 6.7(e) Fujifilm’s total liability (whether for breach of contract, negligence, breach of statutory duty and/or other tort, or otherwise) under this Agreement in respect of any Programme shall be limited to the lesser of (i) the aggregate amount received by Fujifilm from Checkmate under the SoW to which the claim relates; [***].

(d)

Subject to Clause 6.7(e), neither Party shall be liable to the other Party for loss of use or profits or collateral, special, consequential or indirect damages, losses, or expenses, including but not limited to the cost of a recall in connection with, or by reason of the production and delivery of Product under this Agreement, whether such claims are founded in tort (including negligence) or contract.

(e)

Nothing in this Agreement shall operate to limit or exclude the liability of either Party for personal injury or death caused by negligence, fraud, fraudulent misrepresentation or any other liability to the extent that it cannot be excluded or limited by law.

6.8

Total Remedy/Liability. The provisions of Clauses 6.3 to 6.11 and 9.3 constitute a complete statement of the remedies of Checkmate and the liability of Fujifilm under this Agreement. All claims by Checkmate for breach or default under this Agreement shall be brought within one (1) year after the cause of action has come to, or which (acting in accordance with Good Industry Practice) ought reasonably have come to Checkmate’s attention or shall be deemed waived.

6.9

Disclaimer of Warranties. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY FUJIFILM.

6.10

Insurance. Each Party shall secure and maintain in full force and effect during the term of this Agreement policies of insurance having policy limits, deductibles and other terms appropriate to the conduct of that Party’s business. Evidence of such insurance in the form of a broker’s letter will be made available for examination upon request of the other Party.

6.11	Mitigation and Admission.

(a)

Nothing in this Clause 6 shall restrict or limit either Party’s general obligation at law to mitigate a loss it may suffer or incur as a result of any act or omission that may give rise to a claim under any indemnity in this Agreement;

(b)

The Party entitled to any indemnity in this Agreement shall not make any admissions, admit liability or otherwise settle any claim from a the Third Party without the prior written consent of the Party granting the indemnity (such consent to be in the absolute discretion of the Party granting the indemnity).

7.	Confidentiality

7.1

Maintenance of Confidentiality. In consideration of the Disclosing Party disclosing the Confidential Information to the Receiving Party, the Receiving Party hereby undertakes to maintain confidential all such Confidential Information and it will accordingly not directly or indirectly use any of the Confidential Information in whole or in part save for the purposes envisaged in this Agreement or disclose any of the Confidential Information to any Third Party other than under and in accordance with the terms of Clauses 7.4 or 7.5.

7.2	Exceptions. The foregoing restrictions on the Receiving Party shall not apply to any Confidential Information which:

(a)	the Receiving Party can prove was already in its possession and at its free disposal before the disclosure hereunder to it;

(b)

is hereafter disclosed to, purchased or otherwise legally acquired by the Receiving Party by or from a Third Party who has not derived it directly or indirectly from the Disclosing Party under an obligation of confidentiality;

(c)	is or becomes available to the public whether in printed publications or otherwise through no act or default on the part of the Receiving Party; or

(d)	has been developed independently of the Programme by the Receiving Party without reference to any of the Confidential Information disclosed by the Disclosing Party.

7.3

Exercise of Reasonable Precautions. In order to secure the obligations set out in this Clause 7 the Receiving Party agrees to exercise every reasonable precaution to prevent and restrain the unauthorised disclosure and use of information subject to confidentiality, including restricting access to such information to such of its employees and consultants as are bound to keep such information confidential and need to have such access for the purpose of this Agreement.

7.4

Authorised Third Parties. The Receiving Party may disclose Confidential Information to or receive Confidential Information through its Authorised Third Parties who need to know the Confidential Information to perform the Programme or otherwise as necessary under this Agreement, and to existing or potential acquirers or merger candidates, potential licensees or collaborators, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, provided that the Receiving Party shall procure that prior to disclosure of Confidential Information each Authorised Third Party to which Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to be subject to confidentiality obligations no less onerous than those contained in this Agreement. Any breaches of the obligations of confidentiality contained in this agreement by such Authorised Third Party shall be treated as a breach of such obligations by the Receiving Party. Any reference to a Party as the Receiving Party shall include such Authorised Third Party.

7.5

Disclosure to Courts or by Law or Other Rules. Subject to the proviso below, nothing in this Clause 7 shall preclude disclosure of any Confidential Information (a) required by any court entitled by law to disclosure of the same, or (b) which is required by law to be disclosed (including, without limitation, lo a Regulatory Authority, in connection with freedom of information legislation or regulations, or in relation to filings with any recognised stock exchange). If the Receiving Party is required to make a disclosure in accordance with this Clause 7.5 it shall only make a disclosure to the extent to which it is obliged. Notwithstanding the foregoing, the Receiving Party shall in each case promptly notify the Disclosing Party when any requirement to disclose has arisen, to enable the Disclosing Party to seek an appropriate protective order and to make known to the intended recipient the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof. The Receiving Party shall co-operate in any action which the Disclosing Party may in its reasonable discretion decide to take.

7.6

Announcements/Publicity. None of the Parties shall make an official press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, without the other Party’s prior written consent. The Party wishing to make such release, announcement or publicity shall provide a copy of the text thereof to the other Party prior to release and the other Party shall respond to such request within thirty (30) days following receipt.

7.7

Survival of Obligations. The provisions of this Clause 7 shall survive termination or expiry of this Agreement provided that a Party’s confidentiality obligations with respect to Confidential Information shall survive such termination until the Confidential Information falls within one of the confidentiality exceptions set forth in Clause 7.2.

8.	Duration

This Agreement shall be deemed to have commenced on the Commencement Date and shall continue until Completion of all Programmes unless terminated in accordance with the provisions of Clause 9.1.

9.	Termination of Programmes or the Agreement

9.1	Termination. Subject to Clauses 9.2 to 9.5, termination may occur in the following ways:

(a)	Mutual Agreement. The Parties may terminate this Agreement or a Programme by mutual written agreement at any time prior to Completion.

(b)	For Convenience. Checkmate may terminate this Agreement or a Programme by giving written notice to Fujifilm at any time.

(c)

Termination of a Programme Due to Technical Issues. Subject to Clause 17, if it becomes apparent to either Fujifilm or Checkmate at any point in the Programme that it shall not be possible to complete the Programme for scientific or technical reasons, such issue shall be discussed involving senior management of the Parties and a ninety (90) day period shall be allowed for good faith discussion and attempts to resolve such problems or to agree on a mutual termination of this Agreement. If such problems are not resolved within such period, either Party shall be entitled to terminate the Agreement forthwith by notice in writing and with immediate effect.

(d)

Material Breach. Either Party may terminate this Agreement if the other is in material breach of this Agreement and does not rectify such breach {If such breach is capable of remedy) within fourteen (14) calendar days for monetary defaults or thirty (30) calendar days for non-monetary defaults (or such additional time reasonably necessary to cure such non-monetary default provided the breaching Party has commenced a cure within the thirty (30) day period (or such other period as is reasonably practicable) and is diligently pursuing completion of such cure) after receipt by the breaching Party of written notice of such default.

(e)

Financial Matters. Either Party may terminate this Agreement immediately by giving written notice if the other has a liquidator, receiver, manager receiver or administrator appointed, or ceases to continue trading or is unable to pay debts as defined in Section 123 of the Insolvency Act 1986 (England and Wales) or the equivalent occurs in any jurisdiction in which the other is resident or carried on business.

9.2

Consequences of Termination (Except Material Breach by Fujifilm). The following provisions shall apply if the Agreement or a Programme is terminated by mutual agreement under Clause 9.1(a), if Checkmate terminates the Agreement or a Programme for convenience under Clause 9.1 (b), or if Fujifilm terminates a Programme due to technical issues under Clause 9.1(c) or the Agreement for Checkmate’s material breach or insolvency under Clauses 9.1(d) or (e);

(a)

Checkmate shall pay to Fujifilm all sums payable up to the date of termination but not yet paid, including sums which are payable but in respect of which no invoice has been issued at the date of termination (including all sums due in relation to items referred to in Clause 3.2).

(b)

If the Agreement or a Programme is terminated by mutual agreement under Clause 9.1(a) or if a Programme is terminated by either Party due to technical issues under Clause 9.1 (c), Checkmate shall pay to Fujifilm in consideration for research and development and technical consultancy provided up to the date of termination:

(i)

Non-Manufacturing and Manufacturing Activities (Except Manufacturing Stages) - a pro-rated sum based on the work completed in any commenced but incomplete Stage forming part of the Non-Manufacturing and Manufacturing Activities at the date of such early termination, together with any expenses incurred by Fujifilm in performance of its obligations or in anticipation of performance of its obligations that cannot reasonably be recovered from the relevant Third Party or re-allocated to other projects being undertaken by Fujifilm within four (4) weeks after the date of termination, less any payments already made in respect of such Activity; and

(ii)	Manufacturing Stages- [***] of the Campaign Cancellation Fee calculated pursuant to Schedule A.

The Parties acknowledge and agree that in certain circumstances Checkmate may be obliged to make payments to Fujifilm under both Clauses 9.2b(i) and 9.2b(ii) in accordance with the particular requirements of the SoW.

(c)

Without prejudice to Fujifilm’s other remedies, if Checkmate terminates the Agreement or a Programme for convenience under Clause 9.1(b) or if Fujifilm terminates the Agreement due to Checkmate’s material and unremedied breach or insolvency under Clause 9.1 (d), Checkmate shall pay to Fujifilm the following in consideration for research and development in relation to such termination or cancellation:

(i)

Non-Manufacturing and Manufacturing Activities (Except Manufacturing Stages) - the greater of (1) the amount that would have been due upon completion of any Non-GMP Stage which has been commenced but which is Incomplete at the date of such termination together with any expenses incurred by Fujifilm in performance of its obligations or In anticipation of performance of its obligations that cannot reasonably be recovered from the relevant Third Party within four (4) weeks after the date of termination, or (2) [***], less any payment of amounts already made in respect of such Activity in accordance with the relevant SoW; and (ii) Manufacturing Stages - the Campaign Cancellation Fee calculated pursuant to Schedule A.

The Parties acknowledge and agree that in certain circumstances Checkmate may be obliged to make payments to Fujifilm under both Clauses 9.2c(i) and 9.2c(ii) in accordance with the particular requirements of the SoW.

(d)

Notwithstanding the foregoing, Checkmate shall not be liable under this Clause 9.2 to pay to Fujifilm in aggregate a sum in excess of the amount which would have been payable had the relevant Programme been completed successfully.

(e)

If this Agreement Is terminated by Fujifilm for Checkmate’s unremedied breach or insolvency under Clauses 9.1(d) or (e). Fujifilm shall be entitled, in a manner of Its choosing and without further notice to Checkmate, to dispose of any Product or property of Checkmate (including Product} which remains in the possession of Fujifilm in excess of three (3) months following the effective date of such termination.

9.3

Consequences of Termination (Material Breach by Fujifilm). In the event that this Agreement is terminated by Checkmate for Fujifilm’s material and unremedied breach under Clause 9.1(d), (i) Checkmate shall remain obligated to pay all sums payable up to the date of termination but not yet paid, in relation to work not affected by the breach, including sums which are payable but in respect of which no invoice has been issued at the date of termination (including all sums due in relation to items referred to in Clause 3.2) and (ii) Fujifilm shall pay a sum in compensation for such breach to Checkmate equivalent to any monies paid to Fujifilm, less an agreed sum In consideration for research and development and technical consultancy provided by Fujifilm in carrying out the Programmes including in relation to items referred to in Clause 3.2 up to the date of termination but not affected by the breach, and in the absence of agreement upon such sum the provisions of Clause 18 shall apply. Checkmate shall not be obliged to pay any Campaign Cancellation Fee or Batch Cancellation Fee. The rights set out in this Clause 9.3 constitute Checkmate’s total remedies in respect of Fujifilm’s material breach giving rise to such termination.

9.4

Consequences of Termination (Except Material Breach by Checkmate). Upon termination of this Agreement for whatever reason except Checkmate’s material and unremedied breach under Clause 9.1(d), Fujifilm shall

(a)	cooperate in good faith with Checkmate, using Commercially Reasonable Efforts, to safeguard any Process know-how, Programme Documentation and materials available at the time of termination;

(b)	at Checkmate’s request, transfer any Programme Documentation and materials related to any Programme under this Agreement to Checkmate or to any assignee determined by Checkmate;

(c)	at Checkmate’s request, reasonably assist Checkmate in the transfer of any technology developed under this Agreement to Checkmate or to any assignee determined by Checkmate.

Fujifilm shall be compensated at a reasonable commercial rate for its efforts under this Clause 9.4.

9.5

Acquired Rights. Termination or expiry of this Agreement, for whatever reason, shall not prejudice the acquired rights of either Party, including the right to payment for the Programme pursuant to Clause 3 (subject to Clause 9.2).

9.6

Survival. The provisions of Clauses 3 (Payment), 5 (Intellectual Property), 6 (Warranties), Indemnities and Limitation of Liability) and 7 (Confidentiality) shall survive the termination or expiry of this Agreement.

10.	Independent Contractor

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the Parties. Each Party agrees to perform under this Agreement solely as an independent contractor.

11.	Entire Agreement

This Agreement (including all Scopes of Work entered into under it) together with the Quality Agreement contains the entire agreement between the Parties and supersedes any previous agreements relating to the Programme and any understandings between the Parties with respect thereto (including without limitation any letter of intent between the Parties).

12.	Assignment and Subcontracting

12.1

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors but shall not otherwise be assignable by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that either Party may assign this Agreement without consent to an Affiliate or in connection with a genuine business reorganisation or to a purchaser of the whole or part of the business or assets to which this Agreement relates. At the request of the assigning Party, the Parties shall execute a novation agreement in support of and confirming such assignment.

12.2

Fujifilm shall not be entitled to subcontract any work under this Agreement except upon prior written approval by Checkmate (which shall not be unreasonably withheld) and subject to inclusion in such subcontract confidentiality and intellectual property provisions no less onerous than those contained herein and provided that Fujifilm shall be liable for any acts or omissions of any subcontractor as if such acts or omissions were Fujifilm’s own.

12.3	For the purposes of this Agreement, any subcontractor listed in the SoW or the QC Document shall be deemed to be approved by Checkmate.

13.	Variation

No variation or amendment of this Agreement shall bind either Party unless made in writing in the English language and agreed to in writing by duly authorised officers of both Parties.

14.	Illegality

If any provision of this Agreement is agreed by the Parties to be illegal, void or unenforceable under any Applicable Law or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the Parties may agree.

15.	Waiver

A failure by either Party hereto lo exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent lime or times.

16.	Notices and Communications

16.1

Formal Notices. Any formal notice required or permitted under this Agreement shall be in writing which may take the form of a letter or facsimile and shall be sent by prepaid post, facsimile, or hand delivery (including messenger service) to the following address of the respective Parties:

If to Checkmate:	Checkmate Pharmaceuticals Inc. 1 Broadway, 14th Floor Cambridge, MA 02142, USA Attn: CEO Facsimile: +1 617 682 36 26

With a copy to	Checkmate Pharmaceuticals Inc. 1 Broadway, 14th Floor Cambridge, MA 02142, USA Attn: Company Secretary Facsimile: +1 617 682 36 26

If to Fujifilm:	FUJIFILM Diosynth Biotechnologies UK Limited Belasis Avenue Billingham TS231LH Attn: Managing Director Facsimile: +44 (0)1642 364463

With a copy to:	FUJIFILM Diosynth Biotechnologies UK Limited Belasis Avenue Billingham TS231LH Attn: Company Secretary Facsimile: +44 (0)1642 364463

Any Party may, at any time by written notice to the other Party, change the address or the facsimile numbers to which notices or other communications shall be sent. All notices and other communications shall have been duly given or made (i) when delivered by hand (including by messenger service) upon delivery or (ii) when delivered by post upon delivery or (iii) when faxed upon receipt of a legible copy by recipient and production of a satisfactory transmission report by sender confirming transmission of the fax in full to the appropriate number by the fax machine which sent the fax.

16.2	Other Communications. In addition to the methods set out in Clause 16.1, any other communications between the Parties may be made by telephone or by email.

17.	Force Majeure

Neither Party shall be liable to the other Party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement if and to the extent, and for the duration, that such is due to Force Majeure. Without prejudice to Section 9, any said failure or delay shall not give either Party the right to terminate this a Programme of this Agreement except, and to the extent that such Force Majeure continues for a period exceeding three (3) months. Termination of a Programme or this Agreement as a result of Force Majeure shall take effect as if the Programme or this Agreement had been terminated by mutual agreement under Clause 9.1 (a).

18.	Law, Jurisdiction and Dispute Resolution

18.1

Governing Law. It is recognised that Programmes are carried out by Fujifilm entirely within the United Kingdom and therefore this Agreement is governed by and shall be construed and interpreted in accordance with English law.

18.2

Reference to Parties’ Senior Representatives. Prior to any dispute, difference or disagreement concerning this Agreement proceeding to litigation or arbitration or through the courts the Parties shall seek to resolve the matter within thirty (30) calendar days by referring it to the CEO, Fujifilm and the CEO of Checkmate. Without prejudice to the foregoing, any disputes relating to quality Issues shall be dealt with in accordance with the Quality Agreement.

18.3

Arbitration. Any matter or dispute arising out of or in connection with this Agreement which is not able to be resolved pursuant to Clause 18.2 shall be finally settled by commercial arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce to be held in London, England. The language of the proceedings shall be English. In appointing arbitrators, the Parties shall consider the appointment of an arbitrator or arbitrators capable of making decisions on the technical aspects of the Programme.

18.4

Interim Steps. Neither of the Parties shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such Party’s position while the procedures referred to in Clauses 18.2 and 18.3 are pursued.

IN WITNESS WHEREOF, the authorised representatives of the Parties have executed this Agreement on the date written al the top of this Agreement.

For and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

Signature	/s/ Stephen C. Taylor

Name	Stephen C. Taylor

Position	SVP Commercial

Date	1 October 2015

For and on behalf of Checkmate Pharmaceuticals, Inc.

Signature	/s/ Arthur M. Krieg

Name	Arthur M. Krieg

Position	CEO

Date	1 October 2015

Schedule A: Cancellation Fees

Batch Cancellation Fee.

(a)	For the purpose of this Section, the “Batch Fee” is the total payments set out in the respective Scope of Work in respect of the cancelled Batch(es).

(b)	The Batch Cancellation Fee shall be:

(i)	the applicable percentage of the Batch Fee set out in the table below, dependent on the period of time between

(1)	notice of cancellation of such Batch(es) and

(2)	the then current date for commencement of the relevant Manufacturing Stage,

(ii)	less any sums already received under the Scope of Work in relation to the cancelled Batch(es) at the time the Batch Cancellation Fee is calculated.

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Campaign Cancellation Fee.

(a)	For the purpose of this section, “the Manufacturing Stage Fee” is the total payments to be made in respect of the Manufacturing Stage.

(b)	the Campaign Cancellation Fee shall be’

(i)	a percentage of the Manufacturing Stage Fee, dependent on the period of time between (i) notice of termination and (ii) the then current date for commencement of the relevant Manufacturing Stage,

(ii)	less any sums already received under the Scope of Work in respect of the Manufacturing Stage at time the Campaign Cancellation Fee is calculated.

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